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Porch Group, Inc.

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2200 1st Avenue South, Seattle, WA 98134 porchgroup.com

May 2021

Reinventing the Home Journey

To our shareholders,

I’m honored to send you our first letter as a public company as we head into our annual shareholder meeting on June 9, 2021. The Porch Group team is proud of the journey that led us to our December 2020 listing on Nasdaq, with many significant milestones in 2020 and thus far in 2021. For instance, we grew our position as a leading software provider for the home inspection and other home services industries, and we expanded our insurance operations to become first, a licensed agency, and now, a full-stack carrier. In 2020, approximately 1.8 million home inspections were managed through Porch Group software and we helped many of these homebuyers secure insurance and other key services for their new homes.

In the five years since focusing on our strategy as a vertical software company, we have seen revenues grow dramatically, the vast majority of which is consistent, predictable, and recurring or reoccurring revenue. We believe the outlook is bright for Porch and we encourage our stockholders to read our May 17 earnings release for more granular information about our expectations. We are seeing this rate of expansion while simultaneously demonstrating improvements in the underlying margins and health of our business.

We’re proud of our progress, but we know we are still in the early days of building a truly great and enduring company. The home is the largest asset in many people’s lives and yet the homeownership experience is at least a decade behind where it should be. On top of that, and despite the size of the market and the money being spent, moving can be one of the most stressful experiences in life. Home maintenance and management is more difficult than it needs to be, and home service companies have lagged in technology adoption.

Our mission is to make the home simple by helping home service companies grow, making moving and maintenance easier for consumers, and reimagining home insurance. There is an opportunity for Porch to lead this reinvention of the home, and we’re positioned to be a long-term leader for the home in SaaS, insurance, moving, and maintenance. We’re excited to have you join us as shareholders on this journey.

Looking Back and Looking Ahead

Porch was launched in 2013 as a company that connected independent home service professionals and homeowners. In 2015, we made a key pivot that has driven rapid growth and created deep and long-term competitive moats.

Today, Porch is a leading vertical software company with a SaaS fee plus transaction monetization engine. Our platform helps companies run and grow their businesses, and we help the customers of these software companies move and maintain their homes, with insurance being our core focus. Because we generate revenue not just with typical SaaS fees, but also from B2B2C transaction revenues, our recurring relationships with small businesses like home inspectors, moving companies, and roofing companies are very valuable to us. This allows us to invest in product development and sales to bring more of these companies into Porch’s platform. We provide our software and services to almost 14,000 companies as of the end of Q1 20211 and expect to continue to grow both the number of companies and revenue we generate from these companies into the future.

With a massive $320 billion TAM, we believe there is a significant opportunity to expand our software footprint in existing and new home service verticals, in addition to helping homebuyers and homeowners with the services they need for their homes. We currently see insurance as the largest opportunity because software companies provide us with unique, valuable, and substantial property data no one else has, as well as a reoccurring and low-cost acquisition channel to homebuyers when a purchase is required. Homeowners insurance generates recurring revenue and leads to a deep-rooted relationship with the homeowner, helping to establish Porch as the long-term partner for the home. On its own, we expect this division of Porch to be comparable to the largest InsurTech companies in terms of gross written premium in 2021, but with other key and durable advantages—there is much work ahead to achieve our goals, but we are poised for the challenge. The fact that we are introduced to homebuyers without spending marketing dollars, and the fact we may know which homes, for example, have a roofing problem, a hot water system about to fail, a major crack in the foundation, or signs of mold in the crawl space, is not yet fully appreciated by the market. But we believe it will be when Porch is able to simultaneously provide both the most competitive homeowners insurance prices and low loss ratios.

We want to delight the homebuyers and homeowners we are introduced to, and by doing so, help the companies using our software to stand out from their competition. We are creating an experience where consumers can feel like VIPs during the stressful time of moving. We start with home insurance, help coordinate full-service movers, facilitate Internet and TV setup, help coordinate security and home automation installation, and take care of tasks such as TV mounting or dryer vent cleaning. These consumers have access to our moving checklist and free moving concierge so they can relax and let us carry the load.

1 Based on our public KPIs provided in our May 17, 2021 investor presentation.

How We Operate

We believe that how we operate matters and we pay close attention to who we bring into the company, how we organize ourselves, and how we allocate capital.

Porch hires, manages, and promotes based on our core values:

●	No Jerks/No Egos (be a great teammate)
●	Solve Each Problem (intellectual horsepower and grit)
●	Be Ambitious (think bigger than what seems possible today)
●	Care Deeply (do the little things and do them proactively)
●	Together We Win (we expect to win and make sure all stakeholders benefit as we do)

With these beliefs at the center, we have been able to build a special team. We saw our culture shine during the challenges of the COVID-19 pandemic: our teammates took care of each other and the company when things were difficult, employees initiated ways to contribute to racial justice, and “Porchies” made sure the business didn’t miss a beat under tough conditions. Our Board of Directors shares this spirit, and is made up of a strong group of industry leaders, financial professionals, and property and technology investors. Good governance is important, and we’ll continue to take steps—such as the recent appointment of Javier Saade as lead independent director—to ensure Porch thrives in the public market.

Porch has built a decentralized operating model that allows divisions and teams to move rapidly as the company continues to grow. Each team has a clear mission that provides focus and purpose. Whether we start a business organically (as we did with our insurance agency, Elite Insurance Group) or acquire a business (as we did with ISN when it was a small inspection software provider), we give each business access to Porch’s platform while maintaining enough autonomy to execute rapidly on their strategy. This decentralized approach allows us to recruit and retain top talent; strong leaders and entrepreneurs want to win and we possess the speed and nimbleness of a small company with strategic and capital advantages.

Thoughtful capital allocation is a focus, both organically and through acquisitions. Sales and marketing and R&D have offered great returns for organic capital allocation and we believe this will continue to be the case. Our historical M&A activity has shown we can help acquired companies grow faster and become more valuable.

So how do we work at Porch Group?

We build for the long term:

●	We will prioritize long-term cash flow over short-term P&L optics.
●	We will not focus on maximizing earnings today but will be prudent with investments. We will aggressively pursue our strategy while targeting improved adjusted EBITDA margins each year, making it clear we are marching toward our long-term targets.

We focus on the best opportunities:

●	We prioritize the highest returning investments and go deep in the areas that create long-term shareholder value.
●	We invest both organically and in M&A. We start with organic investments and layer in acquisitions to accelerate our strategy, add to our team, enhance our competitive advantages, and create value for our shareholders.
●	We maintain an optimistic, glass-half-full view of the world, and aren’t scared to be aggressive in our pursuits.
●	We make decisions based on data but will not paralyze ourselves with analysis. We optimize for velocity on reversible decisions and are patient and planful when otherwise.
●	We are nimble and willing to adapt if the data teaches us something new.

We work to build a truly great company:

●	We strive to make a positive impact on the world and our stakeholders.
●	We strive to be kind and collaborative with fellow team members.
●	We strive to be a great partner to our customers.
●	We strive to be accessible to shareholders and consistently deliver.
●	We strive to build an industry-leading enterprise and household brand.

Performance Highlights

This past year was a tremendous one across Porch Group and we encourage our stockholders to read our May 17 earnings release for more granular information about performance. We have a solid cash position and a strong balance sheet, which provides flexibility for future acquisitions and investments. I’m pleased to share with you a few of our many accomplishments from 2020 and early 2021.

Customer Satisfaction

●	We recorded a Net Promoter Score (NPS) of 75 in Q1 2021 from our home inspection companies[2] demonstrating why Porch’s software platform sees high retention rates.
●	In Q1 2021, NPS for our insurance customers reached 75, 52 for customers who got movers through Porch, and 85 for those who set up TV/Internet[3] through us.

Product

●	We launched self-service insurance and TV/Internet setup capabilities.
●	We expanded the suite of moving services available to our consumers, including full-service moving and integrations with moving truck and trailer providers.

Business Highlights

●	Porch software saw company record inspection volume in 2020, with 1.8 million in total.
●	Porch signed and closed the acquisition of Homeowners of America (HOA), which expanded us to become a full-stack carrier and managing general agent. In addition to brokering third party insurance policies, we now also write our own insurance policies in which we cede the vast majority of premium and risk to reinsurers. We expect to expand HOA into more than the current six states as rapidly as possible.
●	We acquired two small software companies: PalmTech, to provide software to small inspection companies, and iRoofing, as an entry into the roofing software industry.
●	We launched with several major new partners, including Budget Trucks, utilities, and AARP. All of these partnerships were designed to provide introductions to homeowners at ideal moments in the homeowner journey.
●	And a particular point of pride: we partnered quickly with inspectors during the early days of the COVID-19 pandemic to help their businesses survive the initial economic stress of lockdown and then thrive when real estate recovered. Porch helped support home inspectors who paused their businesses during the last nine months of 2020 by maintaining their software access and data at no cost until they were ready to resume business activity.

2 Net Promoter Score, or NPS, is a measure of customer satisfaction. This figure is based on our quarterly NPS survey of ISN customers as provided in our May 17, 2021 investor presentation.

3 This is based on NPS surveys of Porch TV/Internet customers as provided in our May 17, 2021 presentation.

Thank You for Your Support

It’s been an eventful year and a particularly transformative one for Porch. We couldn’t have done it without the support of our employees, customers, partners, and shareholders, and we thank you for your belief in us and for your continued support.

Our annual shareholder meeting will be held at 9:00 a.m. Pacific Time on June 9, 2021. To be admitted to the Annual Meeting, visit http://www.virtualshareholdermeeting.com/PRCH2021. You may log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instruction form.

If you have any questions or would like to get in touch about anything mentioned in this letter, you may reach us at IR@porch.com.

Onward,

Matt Ehrlichman

Chairman, Founder, and Chief Executive Officer

Porch Group

Forward-Looking Statements

Certain statements in these additional solicitation materials may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Porch Group, Inc.’s (“Porch”) future financial or operating performance. For example, business strategy and plans and anticipated impacts from pending or completed acquisitions are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Porch and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the ability to recognize the anticipated benefits of Porch’s December 2020 business combination (the “Merger”) with PropTech Acquisition Corporation (“PropTech”), which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably, maintain key commercial relationships and retain its management and key employees; (2) expansion plans and opportunities, including future and pending acquisitions or additional business combinations; (3) costs related to the Merger and being a public company; (4) litigation, complaints, and/or adverse publicity; (5) the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability; (6) privacy and data protection laws, privacy or data breaches, or the loss of data; (7) the impact of the COVID-19 pandemic and its effect on the business and financial conditions of Porch; and (8) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov.

Nothing in these additional solicitation materials should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. Porch does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law.